Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, November 17, 2011	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FIRST QUARTER RESULTS

13 percent sales increase and strong operating margin deliver record EPS of $0.90

MINNEAPOLIS (November 17, 2011) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2012 first quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended October 31
	2011	2010	Change
Net sales	$608	$537	13%
Operating income	90	75	21%
Net earnings	69	53	29%
Diluted EPS	$0.90	$0.68	32%

“We are very pleased to start our new fiscal year with another record performance,” said Bill Cook, Chairman, President and CEO. “Sales in our Engine Products segment increased 18 percent as new equipment build rates at our Off-Road and On-Road OEM Customers remained robust, while continued high equipment utilization rates kept our Aftermarket Products’ sales at record levels. Within our Industrial Products’ segment, demand for our Torit® dust collectors remained strong.”

“Our operating margin performance was very good at 14.8 percent, another record. Our ongoing Continuous Improvement initiatives are helping us offset higher raw material costs compared to a year ago. In addition, we continue to leverage our fixed cost base as our sales grow.”

“While we had a strong start to our new fiscal year, recent public forecasts for global economic growth rates have been reduced. Fortunately, our order trends remain healthy so we are retaining our original sales guidance of 7 to 15 percent growth in FY12. Of course, we will monitor business conditions at our Customers and will proactively adjust our plans if necessary. We continue to execute the Strategic Growth Plan we launched a year ago and are pleased to re-confirm our forecast of another sales record in FY12. Based on our strong 1st quarter performance and current outlook, we have increased our FY12 EPS projection to be between $3.25 and $3.50, which would be a new record.”

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Donaldson Company, Inc.

November 17, 2011

Financial Statement Discussion

The impact of foreign currency translation increased sales by $13.4 million, or 2.5 percent, during the first quarter compared to the same period last year. The impact of foreign currency translation increased reported net earnings by $1.3 million, or 2.5 percent, during the first quarter compared to the prior year.

Gross margin was 35.3 percent, compared to 35.0 percent in last year’s first quarter. The increase came from our ongoing Continuous Improvement initiatives and selective price increases, which were partially offset by increases in our purchased raw material costs and a less favorable sales mix.

Operating expenses for the quarter were $124.6 million, or 20.5 percent of sales, versus $113.6 million, or 21.2 percent of sales, last year.

The effective tax rate for the quarter was 25.5 percent, compared to a prior year rate of 26.2 percent. Both the current and prior year’s quarter included tax benefits primarily due to favorable settlements of tax audits of $4.3 million and $2.7 million, respectively.

As part of our ongoing share repurchase program we repurchased 1,376,000 shares, or 1.8 percent of our diluted outstanding shares, for $73.6 million during the quarter.

FY12 Outlook

We are re-confirming our FY12 sales forecast of between $2.45 and $2.60 billion, or up about 7 to 15 percent from the prior year. Our current forecast is based on the Euro at US$1.39 and 78 Yen to the US$, which, in aggregate, is slightly less favorable than our original guidance issued in August.

•	Our full year operating margin is forecast to be 13.7 to 14.5 percent. Our annual stock option expense is estimated to be between $7.0 and $9.0 million with approximately 50 percent of that incurred in our second quarter.
•	Our full year FY12 tax rate is anticipated to be between 27 and 30 percent.
•	Our full year FY12 EPS projection has been increased to be between $3.25 and $3.50.
•	Cash generated by operating activities is projected to be between $260 and $290 million in FY12. Capital spending is estimated to be approximately $100 million.

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Donaldson Company, Inc.

November 17, 2011

Engine Products: We expect full year sales to increase 8 to 15 percent, including the impact of foreign currency translation.

•	We anticipate sales to both our On-Road and Off-Road OEM Customers will grow at a moderate rate in FY12. We will also continue to benefit from increased market share on our Customers’ new Tier IV equipment platforms.
•	Sales of our Aftermarket Products are expected to remain strong based on current utilization rates for both off-road equipment and on-road heavy trucks. We should also benefit from our continued expansion into the emerging economies and from the increasing number of systems installed in the field with our proprietary filtration systems such as PowerCore®.
•	We forecast Aerospace and Defense Products sales to be level with the prior year as the continued slowdown in military spending is anticipated to be offset by increased commercial aerospace sales.

Industrial Products: We forecast full year sales to increase 7 to 15 percent, including the impact of foreign currency translation.

•	Our Industrial Filtration Solutions’ sales are projected to increase 7 to 14 percent and assume a continuing improvement in general manufacturing activity.
•	We anticipate our Gas Turbine Products’ sales to be up 18 to 25 percent due to the recent strengthening in the large turbine power generation market and ongoing strength in the oil and gas market segment.
•	Special Applications Products’ sales are forecast to decrease 1 to 7 percent as the recent flood in Thailand is expected to temporarily reduce demand for our disk drive filters.

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Donaldson Company, Inc.

November 17, 2011

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 12,900 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts of sovereign nations, political changes, military and terrorist activities, health outbreaks, natural disasters, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

November 17, 2011

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended October 31
	2011	2010
Net sales	$608,295	$536,909

Cost of sales	393,361	348,819

Gross margin	214,934	188,090

Operating expenses	124,607	113,587

Operating income	90,327	74,503

Other income, net	(4,860)	(1,107)

Interest expense	3,170	3,653

Earnings before income taxes	92,017	71,957

Income taxes	23,464	18,823

Net earnings	$68,553	$53,134

Weighted average shares outstanding	75,256,946	77,169,260

Diluted shares outstanding	76,523,599	78,484,455

Net earnings per share	$0.91	$0.69

Net earnings per share assuming dilution	$0.90	$0.68

Dividends paid per share	$0.150	$0.125

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Donaldson Company, Inc.

November 17, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	October 31 2011	July 31 2011
ASSETS

Cash and cash equivalents	$302,213	$273,494
Accounts receivable – net	439,571	445,700
Inventories – net	274,172	271,476
Prepaids and other current assets	74,795	75,912

Total current assets	1,090,751	1,066,582

Other assets and deferred taxes	271,314	268,009
Property, plant and equipment – net	384,106	391,502

Total assets	$1,746,171	$1,726,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$203,445	$215,918
Employee compensation and other liabilities	200,921	219,326
Notes payable	92,132	13,129
Current maturity long-term debt	47,536	47,871

Total current liabilities	544,034	496,244

Long-term debt	204,881	205,748
Other long-term liabilities	109,061	89,390

Total liabilities	857,976	791,382

Equity	888,195	934,711

Total liabilities and equity	$1,746,171	$1,726,093

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Donaldson Company, Inc.

November 17, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2011	2010
OPERATING ACTIVITIES

Net earnings	$68,553	$53,134
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,574	14,918
Changes in operating assets and liabilities	(21,932)	1,220
Tax benefit of equity plans	(2,171)	(2,933)
Stock compensation plan expense	1,690	1,461
Other, net	(4,028)	(5,037)
Net cash provided by operating activities	57,686	62,763

INVESTING ACTIVITIES

Net expenditures on property and equipment	(18,491)	(10,048)
Net cash used in investing activities	(18,491)	(10,048)

FINANCING ACTIVITIES

Purchase of treasury stock	(73,558)	(6,491)
Net change in debt	78,763	(17,191)
Dividends paid	(11,193)	(9,553)
Tax benefit of equity plans	2,171	2,933
Exercise of stock options	2,961	3,950
Net cash used in financing activities	(856)	(26,352)

Effect of exchange rate changes on cash	(9,620)	9,238

Increase in cash and cash equivalents	28,719	35,601

Cash and cash equivalents – beginning of year	273,494	232,000

Cash and cash equivalents – end of period	$302,213	$267,601

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Donaldson Company, Inc.

November 17, 2011

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2011:
Net sales	$393,725	$214,570	—	$608,295
Earnings before income taxes	59,878	34,299	(2,160)	92,017

3 Months Ended October 31, 2010:
Net sales	$333,769	$203,140	—	$536,909
Earnings before income taxes	48,451	30,035	(6,529)	71,957

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2011	2010
Engine Products segment:
Off-Road Products	$94,108	$72,646
Aerospace and Defense Products	25,458	26,854
On-Road Products	42,625	29,055
Aftermarket Products	226,897	201,867
Retrofit Emissions Products	4,637	3,347
Total Engine Products segment	$393,725	$333,769

Industrial Products segment:
Industrial Filtration Solutions Products	$133,399	$119,353
Gas Turbine Products	35,581	35,505
Special Applications Products	45,590	48,282
Total Industrial Products segment	$214,570	$203,140

Total Company	$608,295	$536,909

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Donaldson Company, Inc.

November 17, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended October 31
	2011	2010

Free cash flow	$39,195	$52,715
Net capital expenditures	18,491	10,048
Net cash provided by operating activities	$57,686	$62,763

EBITDA	$109,962	$90,008
Income taxes	(23,464)	(18,823)
Interest expense (net)	(2,371)	(3,133)
Depreciation and amortization	(15,574)	(14,918)

Net earnings	$68,553	$53,134

Net sales, excluding foreign currency translation	$594,875	$540,636
Foreign currency translation	13,420	(3,727)

Net sales	$608,295	$536,909

Net earnings, excluding foreign currency translation	$67,222	$53,015
Foreign currency translation	1,331	119

Net earnings	$68,553	$53,134

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Donaldson Company, Inc.

November 17, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended October 31
	2011	2010
Net earnings, excluding special items	$68,553	$53,700
Restructuring charges, net of tax	—	(566)

Net earnings	$68,553	$53,134

Net earnings per share assuming dilution, excluding special items	$0.90	$0.69
Restructuring charges per share, net of tax	—	(0.01)

Net earnings per share assuming dilution	$0.90	$0.68

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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